MSPC
Certified Public
Accountants and Advisors, P.C.

EXHIBIT 16.1

November 18, 2020

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of MOJO Organics, Inc.'s (the "Company") Form 8-K dated November 18, 2020, and are in agreement with the statements relating only to MSPC Certified Public Accountants and Advisors contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

MSPC

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation